Exhibit 99.2

AMERICREDIT REALIGNS EXECUTIVE LEADERSHIP TEAM RESPONSIBILITIES

FORT WORTH, TEXAS January 24, 2005 – AMERICREDIT CORP. (NYSE: ACF) has announced it is realigning the responsibilities of the Company’s executive leadership team, effective immediately.

Under the new organizational structure, Chairman & CEO Clifton Morris and President Dan Berce will retain their current duties and titles. The other four members of the Company’s executive leadership team – Steve Bowman, Chris Choate, Mark Floyd and Preston Miller – will all continue to serve as executive leaders and will have different duties.

“This team has been with AmeriCredit for many years and has done a particularly good job during the past two years – making tough decisions with an intense focus on execution,” Mr. Berce says. “Now, with our business on solid footing and growing, we are in a position to create executive development opportunities for each of them to expand their knowledge and understanding of the Company’s various operations. These realigned executive responsibilities will provide each of them a greater breadth of experience, which is an important element of our long-term succession planning, and will bring fresh perspectives and renewed focus to the different departments throughout our organization.”

With the realignment, the new executive leadership team responsibilities are as follows:

•	Steve Bowman will become AmeriCredit’s Chief Credit and Risk Officer, adding responsibility for Internal Audit and Corporate Governance. He has served as Chief Credit Officer since 2000 and worked for the Company since 1996.

•	Chris Choate will become AmeriCredit’s Chief Financial Officer. Mr. Choate, who is an attorney and an accountant, has served as Chief Legal Officer since 1993 and has also led several other corporate administrative departments since 2003. He has worked for the Company since 1991.

•	Mark Floyd will become AmeriCredit’s Chief Operating Officer for Servicing – concentrating on Customer Service, Collections and Specialty Areas. He has served as Chief Operating Officer since 2003 and has worked for the Company since 1997.

•	Preston Miller will become AmeriCredit’s Chief Operating Officer for Originations. He has served as Chief Financial Officer since 2003 and has worked for the Company since 1989.

AmeriCredit Corp. is a leading independent auto finance company. Using its branch network and strategic alliances with auto groups and banks, the Company purchases retail installment contracts entered into by auto dealers with consumers who are typically unable to obtain financing from traditional sources. AmeriCredit has approximately one million customers and $11 billion in managed auto receivables. The Company was founded in 1992 and is headquartered in Fort Worth, Texas. For more information, visit www.americredit.com.

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